Exhibit 3.73

CERTIFICATE OF FORMATION

OF

PG POWER SALES ONE, L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter the “limited liability company”) is PG Power Sales One, L.L.C.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PG Power Sales One, L.L.C. this 22nd day of December, 1999.

/s/ James C. Sevem
James C. Sevem Authorized Person

CERTIFICATE OF AMENDMENT

OF

PG POWER SALES ONE, L.L.C.

1. The name of the limited liability company is PG POWER SALES ONE, L.L.C.

2, The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the company shall be changed to HMC Mining, LLC

3, This Certificate of Amendment shall be effective on November 8, 2004

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PG Power Sales One, L.L.C. this 4th day of November, 2004.

/s/ JOSEPH W, BEAN
Joseph W. Bean
Senior Counsel and authorized person